Exhibit 107
Calculation of Filing Fee Table
FORM S-8
(Form Type)
Borr Drilling Limited
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule (1)	Amount Registered (2)	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Equity	Common shares, par value $0.10	Other	12,638,327	$3.72	$47,014,576.44	0.00015310	$7,197.93
Total Offering Amounts					$47,014,576.44		$7,197.93
Total Fee Offsets							—
Net Fee Due							$7,197.93

(1)
Estimated in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee, based on the average of the high and low sales prices of the common shares, par value $0.10 (“Common Shares”) of Borr Drilling Limited as reported on the New York Stock Exchange on November 26, 2024.
(2)
Represents Common Shares that may be issued upon the exercise of share options granted pursuant to the Company’s Share Option Scheme dated March 15, 2017, as amended on February 13, 2024.

Table 2: Fee Offset Claims and Sources

Not applicable.